Exhibit 99.1
CONTACT:
Syntax-Brillian Corporation
James Li, President and Chief Executive Officer, 909-859-8468
Jack Hodgson, Chief Financial Officer, 602-389-8797
Syntax-Brillian Secures $250 Million in
Strategic Financing
Tempe, Ariz. — October 30, 2007 — Syntax-Brillian Corporation (Nasdaq: BRLC) announced that it has secured a five-year $250 million senior secured credit facility arranged by Silver Point Finance, with additional lending commitments from Citi, CIT, Wells Fargo Foothill, and Wachovia. Durham Capital, LLC acted as Syntax-Brillian’s placement agent in the transaction.
The facility will be used to repay and extinguish approximately $80 million drawn against existing credit facilities with Preferred Bank and CIT, to purchase LCD panels used in the production of Olevia brand LCD TVs, and for general corporate and working capital purposes.
According to James Li, president and chief executive officer, the credit facility can be used to finance up to 85% of North American inventory and accounts receivable, up to 25% of accounts receivable from SCHOT, the company’s primary Chinese distributor, and up to 37% of the cost of LCD panels purchased by the company from various suppliers.
“The financing strengthens the company’s balance sheet and is expected to measurably enhance our ability to take advantage of rapidly growing demand for LCD televisions worldwide,” said Li. “In fact, we anticipate that the net new funds available will allow us to meet national big-box retailers’ expected demand for product through the end of our fiscal year 2008, as well as provide the resources to enable us to achieve year-over-year revenue growth of 60% to 80% in calendar 2008, compared to estimates of approximately 35% for the industry as a whole. In addition, this strategic financing gives Syntax-Brillian the opportunity to further develop direct relationships with institutions of the caliber of those participating in this financing.”
Interest on the credit facility will be paid at an annual rate equal to, at the company’s option, LIBOR plus 6% or Prime plus 5%. Silver Point Finance will receive ten-year warrants exercisable into approximately 5.28 million shares of common stock at an exercise price of $0.01 per share.
About Syntax-Brillian Corporation:
Syntax-Brillian Corporation (www.syntaxbrillian.com) is a leading designer, developer, and distributor of LCD HDTVs, digital cameras, and microdisplay entertainment products. The company’s lead products include its Olevia™ brand (www.Olevia.com) high definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras.

Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the company as a market leader in consumer digital entertainment products.
Olevia, Brillian, LCoS and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Safe-Harbor Statement:
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the benefits expected to be realized through the utilization of the credit facility mentioned herein, notably the expectation that the net new funds available will allow the company to meet national big-box retailers’ expected demand for product through the end of the company’s fiscal year 2008, as well as provide the resources to enable the company to achieve year-over-year revenue growth of 60% to 80% in calendar 2008. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include changes in markets for the company’s products; changes in the market for customers’ products; the failure of the company’s products to deliver commercially acceptable performance; the ability of the company’s management, individually or collectively, to implement the action plan mentioned herein and guide the company in a successful manner; and other risks as detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.
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